Purchase & Sale Agreement

This Agreement made as of the 15th day of February 2008.

Between:

Park Place Energy Corp. a body corporate, incorporated under the laws of the State of Nevada, U.S.A, hereinafter referred to as **"PRPL"**.

Party Of The First Part

\- and -

Panther Minerals Inc. a body corporate, incorporated under the laws of the Province of Alberta, Canada, hereinafter referred to as **"Panther"**.

Party Of The Second Part

\- and -

Brasam Extração Mineral Ltda., a Brazilian company, regularly registered at the CNPJ/MF under the number 06.372.683/0001-21, having its premises located in Brazil in the town of CATALÃO, GOIÁS State; 540 Helena Neves Vieira Avenue, Setor Lago das Mansões, ZIP CODE 75.704-350, in this instrument represented by its authorized partner **Stuart Wells Baum,** American Identity # 10.519.500.3145-7 from Colorado, with Brazilian residential address in the city of Catalão, Goiás State, at the number 540 Helena Neves Vieira Avenue, Setor Lago das Mansões, ZIP CODE 75.704-350., hereinafter referred to as "**BrasAm**".

Party Of The Third Part

Whereas as of the 24th day of May 2007 Panther entered into a Joint Venture Agreement with BrasAm, hereinafter referred to as the J. V., a copy of which is attached hereto as Exhibit "A"; and

Whereas pursuant to the terms of the J.V. BrasAm is the exclusive legal grantee of four authorizations, granted by Brazil's National Department of Mineral Production (DNPM), allowing BrasAm to conduct mineral surveys of the São Marcos river and of the DNPM delineated areas of dry land surrounding the river, within the counties of Campo Alegre de Goiás, and Catalão, in the State of Goiás. The DNPM Process Numbers of the authorizations are 860.979/2002, 860.315/2006, 860.316/2006, and 860.509/2003, hereinafter collectively referred to as "the Original Authorizations"; and

Whereas subsequent to entering into the J. V. BrasAm and Panther jointly acquired Authorization 861.447/2006 on a 49% / 51% basis, hereinafter referred to as "the Additional Authorization"; and

Whereas BrasAm and Panther confirm that the Additional Authorization is now included and subject to the J.V.; and

Whereas the Original Authorizations and the Additional Authorization are hereinafter collectively referred to as the Subject Authorizations; and

Whereas BrasAm and Panther have purchased, constructed and commissioned a washing plant, that is located on a ranch owned by Luiz Frizzo, hereinafter referred to as "Frizzo". Frizzo's Ranch is situated within the registration identified by the DNPM as Process 860.979/2002 and is identified by BrasAm as Area B which consists of approximately 1,323.14 hectares, and

Whereas BrasAm has obtained the exclusive right from Frizzo and is following the established process of obtaining all applicable government authorizations, registrations, and permits, to explore, develop, mine, and operate river and dry land diamond and other precious stones and metals mining projects on Area B.

Whereas BrasAm confirms and acknowledges that Panther has performed under the terms of the J. V. and that Panther has earned and has full right, estate and title in and to 51% of the J.V. and the Subject Authorizations; and

Whereas BrasAm and Panther acknowledge that the J.V. has been duly amended by way of an Amending Agrement dated as of February 8, 2008, hereinafter referred to as the "Amending Agreement", a copy of which is attached hereto as Exhibit "C"; and

Now Therefore This Agreement Witnesseth that in consideration of the premises and of the covenants and agreements of the parties as hereinafter set forth, the parties do hereby covenant and agree as follows:

Article I Interpretation

1.1 Definitions

a. **"Agreement"** means this Agreement and the Exhibits attached hereto and, any agreement amending this Agreement or any agreement or instrument which is supplemental or ancillary hereto;

b. **"Applicable Laws"** means, in relation to any Person, the Authorizations, transaction or event, all applicable provisions of laws, statutes, rules, regulations, official directives and orders of all federal, provincial, municipal and local government bodies (whether administrative, legislative, executive or otherwise) and judgments, orders and decrees of all courts, arbitrators, commissions or bodies exercising similar functions in actions or proceedings in which the Person in question is a party, by which it is bound or having application to such Person, the Authorizations, transaction or event in question;

c. **"Subject Authorizations"** means Panther's 51% interest in and to the authorizations as described in the preamble hereto;

d. **"Business Day"** means any day other than a Saturday, Sunday or statutory holiday in Alberta;

e. **"Claim"** means any claim, demand, lawsuit, arbitration or regulatory proceeding;

f. **"Closing"** means the transfer of a 51% interest in the beneficial ownership of the Authorizations from Panther to PRPL and the completion of other matters incidental thereto as herein provided for;

g. **"Closing Date"** means the 15th day of February 2008, or such other date as may be agreed upon in writing by PRPL and Panther;

h. **"Closing Time"** 2:00 p.m. on the Closing Date or such other time as may be agreed upon in writing by PRPL and Panther;

i. **"Data"** means all records, data and information (in printed, written, electronic or other form) directly related to the Subject Authorizations;

j. **"Liabilities"** means any and all liabilities and obligations, whether under common law, in equity, under Applicable Law or otherwise, whether tortuous, contractual, vicarious, statutory or otherwise, whether absolute or contingent, and whether based on fault, strict liability or otherwise;

k. **"Parties"** means the parties to this Agreement and "Party" means either one of them;

l. **"Purchase Agreement Default"** means any misrepresentation or breach of warranty made by a Party in this Agreement or any agreement or the failure of a Party to perform or observe any of the covenants or agreements to be performed by such Party prior to Closing under this Agreement.

1.2 Interpretation

Unless otherwise stated or the context otherwise requires, in this Agreement:

a. a reference to any agreement or instrument, including this Agreement, is a reference to the agreement or instrument as varied, amended, modified, or supplemented or replaced from time to time;

b. the terms "in writing" or "written" include printing, typewriting or facsimile transmission;

c. a reference to a statute is a reference to:

   i. such enactment as amended or re-enacted from time to time and every statute that may be substituted therefore; and

   ii. the regulations, bylaws or other subsidiary legislation made pursuant to such statute as amended or restated from time to time;

d. words importing the singular number only include the plural and vice versa, and words importing the use of any gender include all genders;

e. if a term is defined in this Agreement, a derivative of that term shall have a corresponding meaning;

f. a reference to time refers to Mountain Standard Time or Mountain Daylight Savings Time during the respective intervals in which each is in force in Alberta;

g. a reference to "Dollars" means lawful currency of Canada;

h. "including" and "includes" mean "including without limitation" and "includes without limitation";

i. the headings of Articles, Sections, and subsections are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

1.3 Conflicts

If there is any conflict or inconsistency between a provision of the body of this Agreement and that of a Schedule or a Conveyance Document, the provision of the body of this Agreement shall prevail.

Article II Purchase & Sale

2.1 Purchase & Sale

Panther hereby agrees to;

i. sell to PRPL its undivided 51% interest in and to the Subject Authorizations; and

ii. assign to PRPL its entire right, title estate and interest in and to the J.V. that has been duly amended as per the Amending Agreement; [Note: paragraph 2.6.13 will remain in effect and PRPL will assume the role of the acquiring party.] D.D.

hereinafter collectively referred to as the "Sale Assets". The acquisition of the Sale Assets by PRPL will always be subject to and in accordance with the terms and conditions outlined in this Agreement.

2.2 Purchase Price

The purchase price to be paid by PRPL to Panther for the Sale Assets is $250,000 at Closing. Panther hereby irrevocably directs PRPL's lawyer to wire transfer US$5,000 of the Purchase Price to BrasAm as per the wiring instructions that BrasAm will provide to PRPL's lawyer David Cowan at Lang Mitchner LLP and the balance of the Purchase Price without setoff to the account of Panther which Panther will provide to David Cowan. Upon BrasAm being provided notice that Closing has occurred BrasAm will immediately enter into a Declaration of Trust with PRPL declaring that BrasAm is irrevocably holding in trust for PRPL an undivided fifty-one percent (51%) ownership interest in and to the Subject Authorizations. In the event PRPL asks for an assignment of the 51% interest in and to the Subject Authorizations BrasAm, subject to compliance with applicable laws will assign, transfer, convey and grant to PRPL a 51% interest in and to the Subject Authorizations. The intent of legal effect of the Declaration of Trust and or assignment of the contemplated interest in and to the Subject Authorizations is that BrasAm and PRPL together shall have the exclusive right to develop and mine, and profit from the Subject Authorizations. BrasAm agrees to exercise its best professional efforts to expeditiously and diligently apply and cause to be issued all governmental, and other, authorizations, registrations, and permits required to fully effect the assignment to PRPL. PRPL acknowledges that it may have to incorporate a Brazilian entity in order for BrasAm to effect the transfer. PRPL further acknowledges that it may not be possible under Brazilian law for BrasAm to transfer an undivided 51% interest in the Subject Authorizations, registrations and associated permits to PRPL. Notwithstanding this prior to the transfer occurring, between the date that Closing takes place and the date that the transfer occurs, or does not occur, BrasAm agrees to hold PRPL's 51% interest in the Subject Authorizations, registrations and associated permits in trust for PRPL and will not encumber or divest of PRPL's interest in the Subject Authorizations, registrations and associated permits to a third party.

Article III Representations & Warranties

3.1 Representations and Warranties of All Parties

The Parties hereto represent and warrant to each other that:

a. **Standing:**

i. BrasAm is a Brazilian limited liability entity, duly organized and validly existing under the laws of Brazil, and it is authorized to carry on business in all jurisdictions in which the Authorizations are located. BrasAm has the requisite corporate power and authority to perform its obligations in accordance with this Agreement and with respect to the Subject Authorizations.

ii. Panther is a validly and duly incorporated entity in the Province of Alberta.

iii. PRPL is a validly and duly incorporated entity in the State of Nevada.

b. **No Conflicts:** The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, BrasAm's constating documents, by-laws or governing documents or any judgment, decree, order, law, statute, rule or regulation applicable to it;

c. **Releases:** Prior to Closing BrasAm and Panther will deliver to PRPL mutual releases stating that BrasAm and Panther have resolved all of their accounting issues pertaining to expenditures on the JV and that neither party has any action or claim against the other party.

d. **Execution of Documents:** This Agreement has been duly executed and delivered by it and all other documents executed and delivered by it pursuant hereto will be duly executed and delivered by it and this Agreement does, and such documents will, constitute legal, valid and binding obligations of such Party enforceable against it in accordance with their terms, subject to bankruptcy, insolvency, preference, reorganization, moratorium and other similar laws affecting creditors' rights generally and the discretion of courts with respect to equitable or discretionary remedies and defences.

3.2 Additional Representations and Warranties of BrasAm

BrasAm represents and warrants to Panther and PRPL that:

a. **Title:** As of the date of this Agreement and at closing the Subject Authorizations will be free and clear of all liens, encumbrances and adverse claims, including royalties and similar burdens, options to purchase to third parties and similar rights created by, through or under BrasAm, except for Permitted Encumbrances;

b. **Quiet Enjoyment:** BrasAm warrants and represents that the Subject Authorizations are unencumbered, save Permitted Encumbrances, that there have been no assignments or transfers of all or any part of the Subject Authorizations to any third party, nor does any third party have a right of first refusal or any option to all or any part of the Subject Authorizations. BrasAm further represents and warrants, that the payment of all registration and annual fees are current with respect to the Subject Authorizations;

c. **No Lawsuits or Claims:** There are no unsatisfied judgments, claims, proceedings, actions or lawsuits in existence, contemplated or threatened against or with respect to the Subject Authorizations or the interests of BrasAm therein in which BrasAm is named as a party and there exists no particular circumstances which BrasAm reasonably believes will give rise to such a claim, preceding action or governmental investigation suit;

d. **Rights of First Refusal:** At the time of Closing, none of the Subject Authorizations will be subject to any unexpired or unwaived Rights of First Refusal created by, through, or under BrasAm;

e. **Environmental:** BrasAm has not received any notice or orders from any government authority for any environmental matter relating to the Subject Authorizations that has not been complied with in all material respects;

f. **Good Standing Under Agreements** BrasAm has not received any written notice from any Third Party claiming that BrasAm is not in good standing under any agreement or instrument having application to the Subject Authorizations to which BrasAm is a party or by which BrasAm is bound;

g. **Adverse Claims:** BrasAm has not received written notice of any claim by any Third Party adverse to or inconsistent with the interest attributed to BrasAm in and to the Subject Authorizations;

h. **Defaults:** BrasAm has performed and observed all of its duties, liabilities, obligations and covenants required to be performed by it under the terms of any of the title and operating documents pertaining to the Subject Authorizations and BrasAm is not in default of any of the terms, covenants and conditions thereof, the default of which would have a material adverse effect on the aggregate value of the Subject Authorizations and to the best of BrasAm's knowledge, there has been no act or omission whereby BrasAm is, or would be, in default under the terms of any Applicable Laws, or any agreement pertaining to the Subject Authorizations, where such default would impact materially and adversely upon the Subject Authorizations, as a whole;

i. **Encumbrances:** BrasAm does not warrant title to the Subject Authorizations but does represent and warrant that BrasAm has done no act or thing and is aware of no act or thing having been done, whereby the BrasAm interest in the Subject Authorizations may be cancelled and the BrasAm interest in the Subject Authorizations is free and clear of any and all liens, mortgages, debentures, pledges, claims, options, encumbrances, overriding royalties, net profits interests or other burdens created by, through or under BrasAm other than the Permitted Encumbrances;

j. **Regulations:** All regulations and orders of all governmental agencies having jurisdiction over the Subject Authorizations have been complied with by BrasAm and BrasAm has not received notice of and is otherwise not aware of any default or non-compliance of any regulation having jurisdiction over the Subject Authorizations;

k. **Delivery of Documents:** BrasAm shall make available to PRPL or PRPL's representatives for inspection and reproduction all documents which PRPL shall reasonably request, which to the knowledge of BrasAm are in the possession or control of BrasAm pertaining to or affecting the BrasAm interest in the Subject Authorizations and the title of BrasAm thereto. BrasAm will not and shall not knowingly withhold any documents or information reasonably requested by PRPL;

l. **Service Agreements:** There are no operating or service agreements effecting or pertaining to the operation or servicing of any Authorizations pursuant to which PRPL may become liable, other than the agreements detailed on Exhibit "B" attached hereto;

m. **Permits:** BrasAm holds all Permits necessary to carry out operations related to the Pilot Mining Project located in Area B on Frizzo's Ranch, with the exception of the Guia de Utilizacao which BrasAm is of the understanding will be issued forthwith. At such point in time as BrasAm / PRPL deem it appropriate BrasAm will proceed with acquiring the necessary Permits to carry out operations on the other Subject Authorizations; and

n. **Area B Documents**: Copies of the documents governing Area B, hereinafter collectively referred to as the "Area B Documents" are attached to Schedule "C" of Exhibit "A" and incorporated herein by this reference. BrasAm represents and warrants that the Area B Documents are complete and accurate copies of the original documents which are in full force and effect.

3.3 Negation Of Other Representations

Neither BrasAm nor Panther make any representations or warranties except as expressly set forth in Sections 3.1 and 3.2 and, in particular, and without limitation, BrasAm and Panther hereby expressly negate any representations or warranties by it, whether contained in any information memorandum or otherwise, with respect to:

a. the quality, quantity or recoverability of diamonds within or under the Subject Authorizations therewith;

b. the value of the Subject Authorizations or the future cash that may be obtained from selling diamonds mined from the Subject Authorizations.

PRPL acknowledges and confirms that PRPL has not relied on any data, information or advice from BrasAm and or Panther with respect to any or all of the matters specifically enumerated in this paragraph in connection with the purchase of the Subject Authorizations pursuant hereto and that, except for the representations and warranties contained in Sections 3.1 and 3.2, PRPL is purchasing the Sale Assets pursuant hereto on an "as is / where is" basis.

3.4 Additional Representations & Warranties Of PRPL

PRPL represents and warrants to BrasAm and Panther that:

a. **Principal:** PRPL is acquiring the Sale Assets as principal; and

b. **Lawsuits:** PRPL warrants and represents that it has no actual knowledge of any lawsuits, proceedings, investigations, civil or criminal or before any governmental agency, pending or threatened against PRPL which could adversely affect PRPL, to meet its obligations for the performance of this Agreement.

c. **Exclusions:** PRPL warrants and represents that it will not acquire or attempt to acquire for a period of two years from the date hereof, without Panther and or BrasAm's express written consent any interest in any authorizations centered on the Sao Marcos River ("the River") including a 1.5 km corridor on either side of the River upriver from Authorization 860.315/2006, which is the northerly most Authorization included in the J.V.

3.5 Survival Period

Notwithstanding anything to the contrary herein expressed or implied, it is expressly agreed and understood that the representations and warranties shall survive the Closing and continue in full force and effect.

Article IV Limitations

4.1 Nothing contained in this Agreement shall be construed, deemed, or interpreted to constitute that BrasAm or PRPL are partners or general agents of the other. Neither Party shall have the power or authority to bind the other Party, or to create any liability, with respect to any matter or any third party contract without the prior, written consent of each Party which shall not be unreasonably withheld.

Article V Confidentiality

5.1 The Parties commit to keeping the most absolute secrecy about every subject concerning the common interests shared as a result of entering into this Agreement.

Article VI Miscellaneous

6.1 Except as may be required or preempted by Brazilian laws, any dispute arising in connection with the interpretation, enforcement, application, or effectiveness of this Agreement without regard to its choice of law provisions, shall be finally settled in a provincial or federal court setting in the City of Calgary in the Province of Alberta. If required by Brazilian law, any such dispute shall be finally settled in Uberlândia County Court, Minas Gerais, Brazil, in accordance with the Brazilian laws and the procedures. In the event of a conflict between the Portuguese language version (if one is required to be prepared) and the English version of this Agreement, the English language version shall prevail in all respects.

6.2 In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable such provision or obligation shall be severed from this Agreement and the remaining provisions and obligations shall continue in full force and effect.

6.3 No sale, assignment, transfer, mortgage, pledge, encumbrance, or other disposition by a Party of any interest including, without limitation, interest in or to monies under this Agreement shall be of any force or effect without the prior written consent of the other Party, which consent may not be unreasonably withheld.

6.4 This Agreement shall be construed as if it had been jointly prepared by the Parties and their respective attorneys. Any ambiguity or uncertainty existing herein shall not be interpreted against any Party, but according to the application of other rules of construction. Each Party to this Agreement, respectively, binds themselves, their partners, successors, assigns, and legal representatives to the other Party with respect to all covenants, agreements, terms and conditions of this Agreement.

6.5 The Parties shall fully and timely do all acts and execute, return and furnish all documents necessary or convenient to effectuate the terms and provisions of this Agreement.

6.6 All notices, reports and other correspondence required or given under the terms of this Agreement shall be deemed to have been properly served if delivered or sent by registered prepaid mail to the following addresses:

Panther Minerals Inc.
155 Hawkview Manor Circle N.W.
Calgary, Alberta
T3G 3Z8

Brasam Extração Mineral Ltda.
Avenida Helena Neves Vieira, N° 540
Setor Lago das Mansões, ZIP CODE 75.704-350,
Catalao, Goias, Brasil

Park Place Energy Corp.
300, 840 6th Ave. SW.
Calgary, Alberta
T2P 3E5

Any party may from time to time change its address for service hereunder by written notice to the other parties. Any notice may be served by personal delivery or by mailing the same by registered post, postage prepaid, in a properly addressed envelope addressed to the party to whom the notice is to be given at its address for service hereunder, and shall be deemed to be received forty-eight (48) hours after the mailing thereof in Canada, Saturdays, Sundays and statutory holidays excepted. Any notice may also be served by prepaid telegram addressed to the party to whom such notice is to be given at such party's stated address for service and any such notice so served shall be deemed to be given to and received by the addressee eighteen (18) hours after the time of delivery to the telegraph office, Saturdays, Sundays and statutory holidays excepted. Any notice may also be given by telephone followed immediately by letter or telegram, and any notice so given shall be deemed to have been received as of the date and time of the telephoned notice.

6.7 This Agreement supersedes and replaces all other agreements, documents, writings and verbal understandings between the parties with respect to the subject matter of this Agreement.

Article VII Counterpart Execution

7.1 This Agreement, including the Portuguese language version, may be executed in one or more counterparts and by different Parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute and be deemed to be one and the same instrument.

In Witness Whereof, the Parties acknowledge and agree that this Agreement constitutes the entire understanding and agreement between the Parties with respect to the subject matter hereof to be effective as of the date first written.

Brasam Extração Mineral Ltda.

Per:

Stuart Wells Baum
Owner

Panther Minerals Inc.

Per:

Daniel Robert Davis
President

Park Place Energy Corp.

Per:

Eric M. Leslie
President & CEO

Article VII Counterpart Execution

7.1 This Agreement, including the Portuguese language version, may be executed in one or more counterparts and by different Parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute and be deemed to be one and the same instrument.

In Witness Whereof, the Parties acknowledge and agree that this Agreement constitutes the entire understanding and agreement between the Parties with respect to the subject matter hereof to be effective as of the date first written.

Brazam Extração Mineral Ltda.

Per: ______________________

Stuart Wells Bacon
Owner

Feather Minerals Inc.

Per: ______________________

Daniel Robert Davis
President

Park Place Energy Corp.

Per: ______________________

Eric M. Leslie
President & CEO

EXHIBIT "A"

This is Exhibit "A" attached to and forming part of the Purchase & Sale Agreement dated as of the 15th of February, 2008.

BrasAm / Panther Joint Venture Agreement dated as of the 24th day of May, 2007

BrasAm / Panther Joint Venture Agreement

This Agreement made as of the 24th day of May 2007.

Between:

Brasam Extração Mineral Ltda., a Brazilian company, regularly registered at the CNPJ/MF under the number 06.372.683/0001-21, having its premises located in Brazil in the town of CATALÃO, GOIÁS State; 540 Helena Neves Vieira Avenue, Setor Lago das Mansões, ZIP CODE 75.704-350, in this instrument represented by its authorized partner **Stuart Wells Baum,** American Identity # 10.519.500.3145-7 from Colorado, with Brazilian residential address in the city of Catalão, Goiás State, at the number 540 Helena Neves Vieira Avenue, Setor Lago das Mansões, ZIP CODE 75.704-350., hereinafter referred to as "**BrasAm**".

Party Of The First Part

- and -

Panther Minerals Inc. a body corporate, incorporated under the laws of the Province of Alberta, Canada, hereinafter referred to as **"Panther".**

Party Of The Second Part

Whereas BrasAm is the exclusive legal grantee of four authorizations, granted by Brazil's National Department of Mineral Production (DNPM), allowing BrasAm to conduct mineral surveys of the São Marcos river and of the DNPM delineated areas of dry land surrounding the river, within the counties of Campo Alegre de Goiás, and Catalão, in the State of Goiás. The DNPM Process Numbers of the authorizations are 860.979/2002, 860.315/2006, 860.316/2006, and 861.447/2006, hereinafter collectively referred to as "the Authorizations"; and

Whereas Panther possesses capital and is desirous of acquiring an undivided 51% of the Authorizations and BrasAm is desirous of granting to Panther an undivided 51% interest in the Authorizations, and

Whereas BrasAm's primary dry-land pilot mine project target area is located on a ranch owned by Luiz Frizzo, hereinafter referred to as "Frizzo". Frizzo's ranch is situated within the registration identified by the DNPM as Process 860.979/2002 and is identified by BrasAm as Area B. Area B consists of approximately 1,323.14 hectares, and

Whereas BrasAm has the exclusive right from Frizzo and all applicable government authorizations, registrations, and permits, to explore, develop, mine, and operate river and dry land diamond and other precious stones and metals mining projects on Area B.

Now Therefore This Agreement Witnesseth that in consideration of the premises and of the covenants and agreements of the parties as hereinafter set forth, the parties do hereby covenant and agree as follows:

Article I Interpretation

1.1 Definitions

a. "**AFE**" means Authorization For Expenditures;

b. **"Agreement"** means this Agreement and the Schedules attached hereto and, any agreement amending this Agreement or any agreement or instrument which is supplemental or ancillary hereto;

c. **"Applicable Laws"** means, in relation to any Person, the Authorizations, transaction or event, all applicable provisions of laws, statutes, rules, regulations, official directives and orders of all federal, provincial, municipal and local government bodies (whether administrative, legislative, executive or otherwise) and judgments, orders and decrees of all courts, arbitrators, commissions or bodies exercising similar functions in actions or proceedings in which the Person in question is a party, by which it is bound or having application to such Person, the Authorizations, transaction or event in question;

d. **"Authorizations"** means the entire right, title and interest of BrasAm in and to the Authorizations, copies of the governing documents are attached hereto as Schedule "A";

e. **"Business Day"** means any day other than a Saturday, Sunday or statutory holiday in Alberta;

f. **"Claim"** means any claim, demand, lawsuit, arbitration or regulatory proceeding;

g. **"Closing"** means the transfer of a 51% interest in the beneficial ownership of the Authorizations from BrasAm to Panther and the completion of other matters incidental thereto as herein provided for;

h. **"Closing Date"** means the 30th day of July, 2007, or such other date as may be agreed upon in writing by BrasAm and Panther;

i. **"Closing Time"** 2:00 p.m. on the Closing Date or such other time as may be agreed upon in writing by BrasAm and Panther;

j. **"Data"** means all records, data and information (in printed, written, electronic or other form) directly related to the Authorizations;

k. **"Liabilities"** means any and all liabilities and obligations, whether under common law, in equity, under Applicable Law or otherwise, whether tortuous, contractual, vicarious, statutory or otherwise, whether absolute or contingent, and whether based on fault, strict liability or otherwise;

l. **"Parties"** means the parties to this Agreement and "Party" means either one of them;

m. **"Purchase Agreement Default"** means any misrepresentation or breach of warranty made by a Party in this Agreement or any agreement or the failure of a Party to perform or observe any of the covenants or agreements to be performed by such Party prior to Closing under this Agreement.

1.2 Interpretation

Unless otherwise stated or the context otherwise requires, in this Agreement:

a. a reference to any agreement or instrument, including this Agreement, is a reference to the agreement or instrument as varied, amended, modified, or supplemented or replaced from time to time;

b. the terms "in writing" or "written" include printing, typewriting or facsimile transmission;

c. a reference to a statute is a reference to:

   i. such enactment as amended or re-enacted from time to time and every statute that may be substituted therefore; and

   ii. the regulations, bylaws or other subsidiary legislation made pursuant to such statute as amended or restated from time to time;

d. words importing the singular number only include the plural and vice versa, and words importing the use of any gender include all genders;

e. if a term is defined in this Agreement, a derivative of that term shall have a corresponding meaning;

f. a reference to time refers to Mountain Standard Time or Mountain Daylight Savings Time during the respective intervals in which each is in force in Alberta;

g. a reference to "Dollars" means lawful currency of the United States;

h. "including" and "includes" mean "including without limitation" and "includes without limitation";

i. the headings of Articles, Sections, and subsections are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

1.3 Conflicts

If there is any conflict or inconsistency between a provision of the body of this Agreement and that of a Schedule or a Conveyance Document, the provision of the body of this Agreement shall prevail.

Article II Purchase & Sale

2.1 Purchase & Sale

BrasAm hereby agrees to sell an undivided 51% interest in and to the Authorizations to Panther and Panther hereby agrees to purchase the said interest from BrasAm, subject to and in accordance with the terms and conditions outlined in this Agreement.

2.2 Purchase Price

The purchase price to be paid by Panther to BrasAm for an undivided 51% interest in the Authorizations is $100,000 in cash and up to a maximum of an additional $100,000 by way of reinvesting 50% of Panther's 51% share of revenues derived between the effective date and December 31, 2007 from sale of diamonds from the dry land operation as per Clause 6.6 hereof.

a. Panther agrees to forward by bank wire $100,000 to S. Wells Baum dba BrasAm Account # 022 409 522, City National Bank Woodland Hills, CA ABA # 122016066 as per the following payment schedule;

   i. $20,000 on or before May 25, 2007; and

   ii. $20,000 on or before June 1, 2007; and

   iii. $20,000 on or before June 15, 2007; and

   iv. $40,000 on or before July 30, 2007.

   In the event Panther fails to wire the above described funds in their entirety pursuant to Clause 2.2 a. i. – iv. hereof Panther will have 30 days to resolve each default. In the event a default is not resolved within the 30 day period Panther will irrevocably forfeit his entire, right, title and estate in and to this Agreement and the Authorizations to BrasAm and this Agreement will be deemed to be null and void.

b. Subject to Clause 6.6 hereof Panther agrees to reinvest 50% of his 51% share of the net sale proceeds from the sale of diamonds from the dry land operation on the Frizzo Ranch up until December 31, 2007 or until Panther has reinvested a total of $100,000, whichever shall come first.

Article III Representations & Warranties

3.1 Representations and Warranties of All Parties

The Parties hereto represent and warrant to each other that:

a. **Standing:**

   i. BrasAm is a Brazilian limited liability entity, duly organized and validly existing under the laws of Brazil, and it is authorized to carry on business in all jurisdictions in which the Authorizations are located. BrasAm has the requisite corporate power and authority to perform its obligations in accordance with this Agreement.

   ii. Panther is a validly and duly incorporated entity and has the approval of Sue Davis to enter into this Agreement.

b. **No Conflicts:** The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, BrasAm's constating documents, by-laws or governing documents or any judgment, decree, order, law, statute, rule or regulation applicable to it;

c. **Execution of Documents:** This Agreement has been duly executed and delivered by it and all other documents executed and delivered by it pursuant hereto will be duly executed and delivered by it and this Agreement does, and such documents will, constitute legal, valid and binding obligations of such Party enforceable against it in accordance with their terms, subject to bankruptcy, insolvency, preference, reorganization, moratorium and other similar laws affecting creditors' rights generally and the discretion of courts with respect to equitable or discretionary remedies and defences.

3.2 Additional Representations and Warranties of BrasAm

BrasAm represents and warrants to Panther that:

a. **Title:** As of the date of this Agreement and at closing the Authorizations will be free and clear of all liens, encumbrances and adverse claims, including royalties and similar burdens, options to purchase to third parties and similar rights created by, through or under BrasAm, except for Permitted Encumbrances;

b. **Quiet Enjoyment:** BrasAm warrants and represents that the Authorizations are unencumbered, save Permitted Encumbrances, that there have been no assignments or transfers of all or any part of the Authorizations to any third party, nor does any third party have a right of first refusal or any option to all or any part of the Authorizations. BrasAm further represents and warrants, that the payment of all registration and annual fees are current with respect to the Authorizations;

c. **No Lawsuits or Claims:** There are no unsatisfied judgments, claims, proceedings, actions or lawsuits in existence, contemplated or threatened against or with respect to the Authorizations or the interests of BrasAm therein in which BrasAm is named as a party and there exists no particular circumstances which BrasAm reasonably believes will give rise to such a claim, preceding action, governmental investigation suit;

d. **Rights of First Refusal:** At the time of Closing, none of the Authorizations will be subject to any unexpired or unwaived Rights of First Refusal created by, through, or under BrasAm;

e. **Environmental:** BrasAm has not received any notice or orders from any government authority for any environmental matter relating to the Authorizations that has not been complied with in all material respects;

f. **Good Standing Under Agreements:** BrasAm has not received any written notice from any Third Party claiming that BrasAm is not in good standing under any agreement or instrument having application to the Authorizations to which BrasAm is a party or by which BrasAm is bound;

g. **Adverse Claims:** BrasAm has not received written notice of any claim by any Third Party adverse to or inconsistent with the interest attributed to BrasAm in and to the Authorizations;

h. **Defaults:** BrasAm has performed and observed all of its duties, liabilities, obligations and covenants required to be performed by it under the terms of any of the title and operating documents pertaining to the Authorizations and BrasAm is not in default of any of the terms, covenants and conditions thereof, the default of which would have a material adverse effect on the aggregate value of the Authorizations and to the best of BrasAm's knowledge, there has been no act or omission whereby BrasAm is, or would be, in default under the terms of any Applicable Laws, or any agreement pertaining to the Authorizations, where such default would impact materially and adversely upon the Authorizations, as a whole;

i. **Encumbrances:** BrasAm does not warrant title to the Authorizations but does represent and warrant that BrasAm has done no act or thing and is aware of no act or thing having been done, whereby the BrasAm interest in the Authorizations may be cancelled and the BrasAm interest in the Authorizations is free and clear of any and all liens, mortgages, debentures, pledges, claims, options, encumbrances, overriding royalties, net profits interests or other burdens created by, through or under BrasAm other than the Permitted Encumbrances;

j. **Regulations:** All regulations and orders of all governmental agencies having jurisdiction over the Authorizations have been complied with by BrasAm and BrasAm has not received notice of and is otherwise not aware of any default or non-compliance of any regulation having jurisdiction over the Authorizations;

k. **Delivery of Documents:** BrasAm shall make available to Panther or Panther's representatives for inspection and reproduction all documents which Panther shall reasonably request, which to the knowledge of BrasAm are in the possession or control of BrasAm pertaining to or affecting the BrasAm interest in the Authorizations and the title of BrasAm thereto. BrasAm will not and shall not knowingly withhold any documents or information reasonably requested by Panther;

l. **Service Agreements:** There are no operating or service agreements effecting or pertaining to the operation or servicing of any Authorizations pursuant to which Panther may become liable, other than the agreements detailed on Schedule "B" attached hereto;

m. **Permits:** BrasAm holds all Permits necessary to carry out operations related to the Pilot Mining Project located in Area B on Frizzo's Ranch, with the exception of the Guia de Utilizacao which BrasAm is of the understanding will be issued forthwith. At such point in time as BrasAm / Panther deem it appropriate BrasAm will proceed with acquiring the necessary Permits to carry out operations in the other Authorizations; and

n. **Area B Documents:** Copies of the documents governing Area B, hereinafter collectively referred to as the "Area B Documents" are attached hereto as Schedule "C" and incorporated herein by this reference. BrasAm represents and warrants that the Area B Documents are complete and accurate copies of the original documents which are in full force and effect.

3.3 Negation Of Other Representations

BrasAm makes no representations or warranties except as expressly set forth in Sections 3.1 and 3.2 and, in particular, and without limitation, BrasAm hereby expressly negates any representations or warranties by it, whether contained in any information memorandum or otherwise, with respect to:

a. the quality, quantity or recoverability of diamonds within or under the Authorizations therewith;

b. the value of the Authorizations or the future cash that may be obtained from selling diamonds mined from the Authorizations.

Panther acknowledges and confirms that Panther has not relied on any data, information or advice from BrasAm with respect to any or all of the matters specifically enumerated in this paragraph in connection with the purchase of the Authorizations pursuant hereto and that, except for the representations and warranties contained in Sections 3.1 and 3.2, Panther is purchasing an undivided 51% interest in and to the Authorizations pursuant hereto on an "as is, where is" basis.

3.4 Additional Representations & Warranties Of Panther

Panther represents and warrants to BrasAm that:

a. **Principal:** Panther is acquiring the Authorizations as principal; and

b. **Tax Resident:** Panther is not a non-resident of Canada within the meaning of the *Income Tax Act* (Canada);

c. **Lawsuits:** Panther warrants and represents that it has no actual knowledge of any lawsuits, proceedings, investigations, civil or criminal or before any governmental agency, pending or threatened against Panther which could adversely affect Panther, to meet its obligations for the performance of this Agreement.

3.5 Survival Period

Notwithstanding anything to the contrary herein expressed or implied, it is expressly agreed and understood that the representations and warranties shall survive the Closing and continue in full force and effect.

Article IV Objectives & Conditions

4.1 Objectives

This Agreement has the objective to govern the relationship between BrasAm and Panther who have agreed to join efforts with respect to the development of mining projects, intending to explore, develop and operate initially a dry land mining pilot project on Frizzo's ranch which is included in the Authorizations, to be registered with a 49% interest in the name of BrasAm and a 51% interest in the name of Panther, or its affiliated company, successor or permitted assignee.

4.2 Conditions

a. Upon receipt of the last installment of the first $100,000 to be paid by Panther to BrasAm, BrasAm will immediately irrevocably assign, transfer, convey and grant to Panther an undivided fifty-one percent (51%) ownership interest in the Authorizations. The intent of legal effect of the Authorization Assignment shall be that BrasAm and Panther together shall have the exclusive right to develop and mine, and profit therefrom the Authorizations.

b. BrasAm agrees to exercise its best professional efforts to expeditiously and diligently apply and cause to be issued all governmental, and other, authorizations, registrations, and permits required to fully effect the assignment to Panther, as described in 4.2 a. hereof. Panther acknowledges that it may have to incorporate a Brazilian entity in order for BrasAm to effect the transfer. Panther further acknowledges that it may not be possible under Brazilian law for BrasAm to transfer an undivided 51% interest in the Authorizations, registrations and associated permits to Panther. Notwithstanding this prior to the transfer occurring, between the date that closing takes place and the date that the transfer occurs, or does not occur, BrasAm agrees to hold Panther's 51% interest in the Authorizations, registrations and associated permits in trust for Panther and will not encumber or divest of Panther's interest in the Authorizations, registrations and associated permits to a third party.

c. BrasAm will provide Panther with a weekly report as to activities conducted on the Authorizations including a detailed summary of all expenditures and diamond production obtained. BrasAm will be deemed to be the operator of the Joint Venture and Panther agrees not to replace BrasAm as the operator unless fraud, or gross negligence by BrasAm can be substantiated by Panther.

d. BrasAm will operate the pilot mining program in accordance with the budget, a copy of which is attached hereto as Schedule "D", which has been mutually agreed to by BrasAm and Panther.

e. The assets acquired to run the pilot mining program will be owned 51% by Panther and 49% by BrasAm.

f. Until such point in time as Panther funds a river dredging operation on the Authorizations, any diamonds pulled from the river will be catalogued and pictures taken of them, however Panther will have no ownership or share in the proceeds from the sale of the said diamonds. Notwithstanding this BrasAm will give Panther a right of first refusal to acquire any diamonds produced from the river.

Article V Term

5.1 This Agreement shall remain in full force and effect unless terminated in writing by both Parties, or a party hereto remains in default after failing to rectify a default which they were advised of in writing.

Article VI Management Of Joint Venture:

6.1 BrasAm shall have the primary responsibility to manage the day to day operations of the pilot mining program within the guidelines of the mutually approved budget. BrasAm shall exercise its best professional efforts in performing its management function. BrasAm and Panther shall execute an operator's agreement.

6.2 The joint venture shall be managed and administered jointly by Panther and BrasAm. Each Party, according to the skills, experience and training, of each Party's partners, will exercise their best professional efforts to meet the objective and the intent of the joint venture, which is to develop and grow the pilot mining operation into a successful and profitable business.

6.3 BrasAm and Panther shall develop, implement, and observe adequate safety procedures for the operation of the pilot mining program, as well as inventorying and providing for the accounting, security, and transportation of the diamonds.

6.4 BrasAm shall decide how best to cut, polish, treat, market, advertise, and sell the rough diamonds which are mined pursuant to this Agreement.

6.5 BrasAm and Panther shall jointly be responsible to: prepare future budgets for the Joint Venture; participate in the negotiations and entering into of all third party contracts for services and goods required to operate the Joint Venture; collect and account for all revenues and cash receipts generated by the Joint Venture; make all disbursements to third parties.

6.6 As the activities start to be performed, the value representing 4% of the monthly gross production will be distributed to the Land Owner; the remaining value will be used to pay the scheduled operating expenses, being clear that these expenses must include any taxation, labor, health insurance, security and ones due to any possible civil liability, after that, any remaining value will be shared between BrasAm and Panther on a BrasAm 49% Panther 51% basis.

6.7 The Parties establish that all the accounting concerning the joint venture investments, incomes, expenses and profits will be done in a totally independent and separate manner from the Parties' accounting.

6.8 Every activity of analysis and evaluation of the rough diamonds, as well as of any other precious stones that may be discovered, will be performed by BrasAm.

6.9 BrasAm shall decide the best location and country in which the rough diamonds should be cut, polished and sold.

6.10 BrasAm and Panther will "Carve Out" a section of the registrations that will include the river, river banks, and associated benches which extend up to an altitude of approximately 10 meters above the current high point of the riverbank. It is understood that this area is scheduled to be flooded by a hydro-electric project which is in the process of being constructed. When it is deemed to be appropriate, BrasAm and Panther will discuss having Panther identify a public vehicle into which the Carve Out can be vended into. Any shares and or cash received from the vend-in of the Carve Out will be shared on an equal basis between BrasAm and Panther. Any acquisition of cheap shares in the targeted public company will also be shared equally by the Parties.

6.11 Both Parties hereto acknowledge that BrasAm has entered into contracts with a number of the owners of concessionaire dredges to dredge the river by various methods. BrasAm shall have the right to continue to enter into these aforementioned contracts for the sole benefit of BrasAm until either; the Carve Out into a public company takes place or Panther and BrasAm have placed a minimum of two of its own dredges on the river. Thereafter commissions previously accrued to the sole account of BrasAm from either existing or additional concessionaire dredges will be shared on a 51% / 49% basis in favor of Panther.

6.12 Panther will form a syndicate whose purpose will be to provide a money reserve for BrasAm to use, within established parameters, to purchase diamond rough which is produced outside of the Authorizations. BrasAm will receive an as yet undetermined management fee and commission on sales of the purchased rough.

6.13 BrasAm will identify new areas available for registration, and at Panther' request will register the areas at Panther' expense in either the name of the Panther/BrasAm partnership or in the name of the publicly traded company formed by Panther, at an as yet undetermined per hectare price.

6.14 The Parties hereby agree that during the term of this agreement if either Party acquires an interest pursuant to which they can explore, mine or purchase diamonds or minerals anywhere in the State of Goias they will offer the interest to the other Party as to their percentage in this Joint Venture.

Article VII Limitations

7.1 Nothing contained in this Agreement shall be construed, deemed, or interpreted to constitute BrasAm and Panther as partners or general agents of the other. Neither Party shall have the power or authority to bind the other Party, or to create any liability, with respect to any matter or any third party contract without the prior, written consent of each Party which shall not be unreasonably withheld.

Article VIII Confidentiality

8.1 The Parties commit to keeping the most absolute secrecy about every subject concerning the common interests shared as a result of entering into this Agreement.

Article IX Miscellaneous

9.1 All marketing, advertising and promotional materials and disclosures regarding this Agreement with respect to the selling of diamonds shall be prepared jointly by BrasAm and Panther.

9.2 The Parties agree that all of the incumbencies coming from any actions arising out of any malpractices, performed by any of their partners, against the Brazilian laws related to labor, social security, land disputes, taxes, and also the civil liability for any damages caused to other people, including the diffuse ones, including environmental, must be held by the presently adjusted consortium, and in its absence, by both the Parties equally.

9.3 Neither Party shall be responsible for any failure to perform its obligations hereunder arising from causes beyond its reasonable control that makes such performance impracticable or impossible, including, but not limited to, fires, strikes, embargoes, civil unrest, impossibility to use the roads, acts of terrorists, governmental intervention, changes of law so that this agreement is impossible to perform, war, floods, earthquakes, nuclear disasters, acts of God and acts of the other Party.

9.4 No amendment or waiver of any provision in this Agreement, or consent to departure by any Party herefrom, shall in any event be effective unless the same shall be in writing and signed by the Parties.

9.5 Except as may be required or preempted by Brazilian laws, any dispute arising in connection with the interpretation, enforcement, application, or effectiveness of this Agreement without regard to its choice of law provisions, shall be finally settled in a provincial or federal court setting in the City of Calgary in the Province of Alberta. If required by Brazilian law, any such dispute shall be finally settled in Uberlândia County Court, Minas Gerais, Brazil, in accordance with the Brazilian laws and the procedures. In the event of a conflict between the Portuguese language version (if one is required to be prepared) and the English version of this Agreement, the English language version shall prevail in all respects.

9.6 In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable such provision or obligation shall be severed from this Agreement and the remaining provisions and obligations shall continue in full force and effect.

9.7 No sale, assignment, transfer, mortgage, pledge, encumbrance, or other disposition by a Party of any interest including, without limitation, interest in or to monies under this Agreement shall be of any force or effect without the prior written consent of the other Party, which consent may not be unreasonably withheld.

9.8 This Agreement shall be construed as if it had been jointly prepared by the Parties and their respective attorneys. Any ambiguity or uncertainty existing herein shall not be interpreted against any Party, but according to the application of other rules of construction. Each Party to this Agreement, respectively, bind themselves, their partners, successors, assigns, and legal representatives to the other Party with respect to all covenants, agreements, terms and conditions of this Agreement.

9.9 The Parties shall fully and timely do all acts and execute, return and furnish all documents necessary or convenient to effectuate the terms and provisions of this Agreement.

9.10 All notices, reports and other correspondence required or given under the terms of this Agreement shall be deemed to have been properly served if delivered or sent by registered prepaid mail to the following addresses:

Panther Minerals Inc.
155 Hawkview Manor Circle N.W.
Calgary, Alberta
T3G 3Z8

Brasam Extração Mineral Ltda.
Avenida Helena Neves Vieira, N° 540
Setor Lago das Mansões, ZIP CODE 75.704-350,
Catalao, Goias, Brasil

Or

BrasAm Mineral Extraction
P.O. Box 571556
Tarzana, CA
91357

Any party may from time to time change its address for service hereunder by written notice to the other parties. Any notice may be served by personal delivery or by mailing the same by registered post, postage prepaid, in a properly addressed envelope addressed to the party to whom the notice is to be given at its address for service hereunder, and shall be deemed to be received forty-eight (48) hours after the mailing thereof in Canada, Saturdays, Sundays and statutory holidays excepted. Any notice may also be served by prepaid telegram addressed to the party to whom such notice is to be given at such party's stated address for service and any such notice so served shall be deemed to be given to and received by the addressee eighteen (18) hours after the time of delivery to the telegraph office, Saturdays, Sundays and statutory holidays excepted. Any notice may also be given by telephone followed immediately by letter or telegram, and any notice so given shall be deemed to have been received as of the date and time of the telephoned notice.

9.11 This Agreement supersedes and replaces all other agreements, documents, writings and verbal understandings between the parties with respect to the subject matter of this Agreement.

Article X Counterpart Execution

10.1 This Agreement, including the Portuguese language version, may be executed in one or more counterparts and by different Parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

In Witness Whereof, the Parties acknowledge and agree that this Agreement constitutes the entire understanding and agreement between the Parties with respect to the subject matter hereof to be effective as of the date first written.

Brasam Extração Mineral Ltda.

Per: Stuart Wells Baum

Stuart Wells Baum
Owner

Panther Minerals Inc.

Per: __________

Daniel Robert Davis
President

SCHEDULE "A"

This is Schedule "A" attached to and forming part of the BrasAm / Panther Joint Venture Agreement dated as of the 24th day of May, 2007.

Authorizations

The DNPM Process Number relating to the Area A Authorization is 860.315/2006.

The DNPM Process Number relating to the Area B Authorization is 860.979/2002.

The DNPM Process Number relating to the Area B2 Authorization is 861.447/2006.

The DNPM Process Number relating to the Area C Authorization is 860.316/2006.

SCHEDULE "B"

This is Schedule "B" attached to and forming part of the BrasAm / Panther Joint Venture Agreement dated as of the 24th day of May, 2007.

Service Agreements

I. BrasAm & Pedra Dura

BrasAm has a contract with Pedra Dura in which Edson (Pedra Dura) contracts the concessionaire dredges that work in our registrations. He is also responsible for overseeing their operations and adherence to regulations. The dredge owners report their production to Edson who in turn reports it to me. Edson is responsible for showing all of the dredges' production to BrasAm, coordinates sales of production and collects commissions due to BrasAm. Edson collects a 10% commission (outside of BrasAm's commission) on the gross value of the production whether BrasAm purchases it or it is sold to a third party.

II. Pedra Dura & Concessionaire Dredges

Pedra Dura has contracts with the concessionaire dredges which stipulate how they are to operate and for how long they are allowed to operate.

III. BrasAm & Landowners

BrasAm has contracts with two other landowners in areas below (downriver from) Frizzo's Ranch that allow BrasAm to access the river by passing over and across their property. River access across private property is not guaranteed but can usually be acquired by negotiating a monthly payment. BrasAm's current contracts include a monthly payment and a small percentage which was necessary due to BrasAm's lack of funding when the contracts were drawn. Now that BrasAm will be funded, we can renegotiate the contracts to solely a monthly payment, or negotiate with other landowners and abandon our present accesses.

SCHEDULE "C"

This is Schedule "C" attached to and forming part of the BrasAm / Panther Joint Venture Agreement dated as of the 24th day of May, 2007.

Attached in their entirety are complete and accurate copies of the original Area B Documents which are in full force and effect.

i. Licenca De Funcionamento, Processo N° 5601.07651/2006-2, Licenca Gus N°376/2006;
ii. Licenca De Instalacao, Processo N° 5601.07651/2006-2, Licenca Gus N° 279/2006;
iii. DNPM Requerimento Autorizacao De Perqisa, Processo 860.979/2002;
iv. Plano De Perquisa Mineral,
v. Contrato De Cessao De Servidao De Passagem entered into on January 27, 2007 by and between Luiz Antonio Frizzo and BrasAm Extracao-Mineral LTDA.
vi. Declaracao Para Extracao no Leito do Rio da Prefeitura de Campo Alegre April 12, 2006;
vii. Licenca Previa de Prefeitura de Campo Alegre N° 0019/2006;
viii. Certidao de Exploracao de Substancias Minerais no Municipio de Campo Alegre May 22, 2006;
ix. Licenca Municipal do Catalao Para Extracao de Areia N° 031/2006;
x. CTF (Cadastro Tecnico Federal) Documento Do IBAMA.
xi. Alvara Area B
xii. Frizzo Title
xiii. Contrato Social
xiv. Certidâo
xv. Licença Previa № 0021/2006
xvi. Licença Municipal Para Extração Areia № 045/2006
xvii. Declaração Campo Alegre
xviii. Certidao De Uso Do Solo

SCHEDULE "D"

This is Schedule "D" attached to and forming part of the BrasAm / Panther Joint Venture Agreement dated as of the 24th day of May, 2007.

Estimate of the project's immediate cash needs to pay for installation of the washing plant, some administrative costs and a partial payment of licensing fees. Amounts are based on the current currency exchange rate of R$1.965 to US$1.00

Estimated Immediate Cash Requirements For New Purchases & Expenses

Generator & Pumps:	$10,760
Mining License:	$ 2,755
License to Sell Production:	$ 965
Engineer's Final Report (Down Payment):	$ 2,550
Miner's Encampment:	$ 2,760
End Loader Rental: Installation of Plant, Preliminary excavations, road work:	$ 2,400
Pipes and Connectors:	$ 1,945
Diesel (@ R$1.80/litre):	$ 1,030
Personnel, Accounting:	$ 1,100
Miscellaneous:	$ 1,000
Cash Required	**$27,265**

Immediate Cash Requirements For Past Purchases & Expenses

Partial Payment for Washing Plant	$ 6,300
Baum Travel Expenses:	$ 2,500
Cash Required	**$8,800**

Near Future Cash Requirements For Equipment Purchase & Licensing

Balance of Cost of Washing Plant:	$ 12,600
3 Months Rental Of Used Pickup Truck:	$ 9,000
Balance of Cost of Final Engineer's Report:	$ 7,150
Cash Required	**$ 28,750**

Total Cash Required & Approved By Both Parties $64,815

The monthly operating expense schedule will be recalculated to reflect the current exchange rate so that we can estimate what our present monthly operating costs are, and what our near future monthly operating costs will be.

* Luiz Frizzo will receive 4% of the gross production. According to Brazilian mining law he could ask for as much as 10% of the gross production. We will attempt to renegotiate our agreement with him and convince him to accept a monthly fixed payment. We will have a much better chance of negotiating monthly payments in future contracts with new land owners. We worked hard to sell Frizzo on the idea of taking a percentage rather than a monthly payment because back in January, when we negotiated his contract, we didn't have sufficient cash reserves to pay him a fixed monthly payment.

EXHIBIT "B"

This is Exhibit "B" attached to and forming part of the Purchase & Sale Agreement dated as of the 15th of February, 2008.

Service Agreements

I. BrasAm & Pedra Dura

BrasAm has a contract with Pedra Dura in which Edson (Pedra Dura) contracts the concessionaire dredges that work in the registrations. He is also responsible for overseeing their operations and adherence to regulations. The dredge owners report their production to Edson who in turn reports it to BrasAm. Edson is responsible for showing all of the dredges' production to BrasAm, coordinates sales of production and collects commissions due to BrasAm. Edson collects a 10% commission (outside of BrasAm's commission) on the gross value of the production whether BrasAm purchases it or it is sold to a third party.

II. Pedra Dura & Concessionaire Dredges

Pedra Dura has contracts with the concessionaire dredges which stipulate how they are to operate and for how long they are allowed to operate.

III. BrasAm & Landowners

BrasAm has a contract with a landowner downriver from Frizzo's Ranch that allows BrasAm to access the river by passing over and across his property. BrasAm's current contract provides for a small a monthly payment to the landowner.

IV. BrasAm and Luiz Frizzo

BrasAm has a contract with Luiz Frizzo which stipulates that we are allowed to operate a mining project on the Frizzo Ranch and which guarantees us river access across his property. In return, Frizzo receives a 4% commission on the gross value of any diamonds that are recovered from the dry-land mining activities on his property.

EXHIBIT "C"

This is Exhibit "C" attached to and forming part of the Purchase & Sale Agreement dated as of the 15th of February, 2008.

Amending Agreement To BrasAm / Panther Joint Venture Agreement dated as of the 8th day of February 2008 between Brasam Extração Mineral Ltda., and Panther Minerals Inc.